CONSENT OF COUNSEL

We hereby consent to the use of our name and to the references to our Firm under the caption “Counsel” in the Prospectus for the SGI Enhanced Global Income ETF, SGI Enhanced Core ETF and SGI Enhanced Nasdaq-100 ETF and in all of the Statements of Additional Information included in Post-Effective Amendment Nos. 334/339 to the Registration Statement (File Nos. 033-20827 and 811-05518) on Form N-1A of The RBB Fund, Inc. under the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, respectively. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

/s/ Faegre Drinker Biddle & Reath LLP
Faegre Drinker Biddle & Reath LLP

Philadelphia, Pennsylvania

November 1, 2024